Exhibit 99.1

Press Release	Source: VendingData(TM) Corporation

VendingData(TM) Corporation Reports Second Quarter 2006 Financial Results

Tuesday August 15, 8:52 am ET

Six Month 2006 Net Revenues Surpass Net Revenues Generated for Full Year 2005

LAS VEGAS, Aug. 15 /PRNewswire-FirstCall/ -- VendingData(TM) Corporation (Amex: VNX - News), today reported financial results for its second quarter ended June 30, 2006. The Company reported net revenues of $1.7 million, a 76 percent increase over the prior year second quarter and a 137 percent increase compared to net sales of $712,500 in the first quarter of 2006. The Company recognized its first revenues from RFID casino chips sales during the second quarter.

The Company reduced the net loss applicable to common stockholders for the second quarter by 21 percent compared to the same quarter of 2005. VendingData(TM) reported a net loss applicable to common shareholders of $(2.4) million or $(0.11) per share versus a net loss of $(3.1) million or $(0.18) per share for the second quarter 2005 and a net loss of $(2.8) million or $(0.16) per share for the first quarter 2006. Weighted average shares outstanding increased during the quarter to 22.0 million shares compared to 16.8 million shares in the prior year second quarter. The share increase is due primarily to the conversion of approximately $5.2 million of the Company's 12% senior secured convertible notes and the issuance of common shares in connection with the acquisition of Dolphin Advanced Technologies Pty Ltd.

The gross margin on revenue for the three months ended June 30, 2006 was $467,000 or 33% more than the three months ended June 30, 2005. The gross margin as a percentage of revenue for the three months ended June 30, 2006 was 28% compared to 23% for the prior year period. The higher gross margin as a percentage of revenue in the second quarter of 2006 was due to the sales of the RFID casino chip.

Selling, general and administrative expenses totaled $1.8 million during the quarter, or 28 percent less than the three months ended June 30, 2005. The decrease in expenses related primarily to a $763,000 decrease in legal costs to defend the Shuffle Master, Inc. lawsuits, and legal/regulatory issues pertaining to former senior management. Research and development costs approximately doubled over prior year second quarter due to the final phase development of the new ChipWasher(TM) product, for which the Company expects to begin accepting orders during the third quarter 2006. Interest expense incurred during the quarter remained approximately flat with the prior year second quarter at $505,000. The debt service on the Company's 8 percent secured note will continue until May 2011, at which time the principal amount is due. Beginning with the current quarter interest expense on the Company's outstanding $13 million debt will be $260,000.

For the six months ended June 30, 2006, VendingData(TM) net revenues increased 55 percent to $2.4 million as compared to the six month period ended June 30, 2005. Net loss applicable to common shareholders improved for the six months ended June 30, 2006 to $(5.2) million, or $(0.26) per share, as compared to the six month period ended June 30, 2005 of $(5.8) million or $(0.34) per share, reflecting a 19 percent improvement in gross margin due to the addition of the RFID casino chip to Company's product mix, a reduction of 18 percent in general and administrative expenses resulting from a decrease in legal and regulatory costs, offset by a 70 percent increase in research and development expenses due to costs associated with the completion of the new ChipWasher(TM) product line and an increase in option expensing.

Cash and equivalents on June 30, 2006 totaled $403,000 compared to $935,000 at December 31, 2005. Subsequent to the quarter end, as of July 31, 2006, cash and cash equivalents increased by $1.6 million as a result of warrant exercises. During the second quarter 2006, accounts receivable increased by approximately $350,000 to $1.9 million and inventory levels were flat at $3.1 million. While current assets remained steady during the first half of the year, non-current assets increased by approximately $6 million with the largest increase reflected in deposits increasing by $3.4 million to $4.2 million and intangible assets rising by approximately $3 million to just under $5 million, both line items attributed to the Dolphin Technologies acquisition process. Total liabilities during the six month period decreased slightly to $18.9 million, $11.5 million of which is long term debt.

Mark Newburg, President and CEO of VendingData(TM) commented, "This second quarter was the first reporting period in over a year which was not impacted by any burdens from the restructuring, transitioning and repositioning of the company begun in March of 2005. The quarter was highly productive, the effect of which has yet to be fully reflected in our financial results. For the first time in the Company's history, most product lines are achieving sales targets, thereby freeing up our efforts to focus on expanding our product offering and increasing our intellectual property. During the quarter we received our first Dolphin high frequency RFID casino chip order and recently closed on the acquisition of Dolphin Products. With this acquisition we have increased our addressable market and solidified our profitability targets. We are confident in our future sequential quarterly growth and will continue to show top line and bottom line improvement."

QUARTER HIGHLIGHTS

VendingData(TM) expanded product line to include gaming plaques

On August 10, 2006, VendingData(TM) announced it has entered the market for gaming plagues, which are used internationally by casinos for high stake games representing the highest monetary value denomination. The market for gaming plaques is predicted to rise significantly, due to recent and expected continued growth in Asia, where casinos have extensive facilities for high end gamblers. Currently, there is minimal competition in the market. By leveraging its recent Dolphin Products acquisition, VendingData(TM) has developed a new manufacturing process which it believes will deliver a highly cost-effective product, with or without embedded RFID technology. Casinos will be able to order Dolphin plaques, which the Company considers to be superior in construction, more durable, highly decorative, and contain a wide range of security features, by fourth quarter 2006.

VendingData(TM) completed acquisition of Dolphin

On July 14, 2006, VendingData(TM) completed the acquisition of Melbourne, Australia based Dolphin Advanced Technologies Pty Ltd. ("Dolphin"), including its manufacturing operations and all remaining intellectual property, in exchange for (a) a total of $1,350,000, of which $750,000 was paid as a non- refundable deposit in April 2006 upon the execution of the letter of intent between the parties; (b) 2,462,238 shares of VendingData(TM) common stock, of which 1,000,000 shares were issued in April 2006 as part of the non-refundable deposit; and (c) secured convertible promissory notes in the aggregate principal amount of $5,782,168. Dolphin has designed a number of key products for VendingData(TM), including DeckChecker(TM), ChipWasher(TM), DeckSetter® (planned for 2007 release), and, most significantly, the Dolphin High Frequency RFID casino chip, considered the most promising product the company has launched to date. Bill Purton, founder and CEO of Dolphin, was appointed to VendingData(TM)'s board of directors.

VendingData(TM) received Mississippi Gaming license

On June 16, 2006, the Mississippi Gaming Commission approved and issued to VendingData(TM) a manufacturer's and distributor's license to market and distribute products in the State of Mississippi. Mississippi is rapidly rebuilding its casino industry, following the devastation of all 12 of the floating casinos in 2005. Three of the Gulf Coast casinos are now operating and are reporting property gaming revenues double pre-Katrina levels, seven additional casinos are expected to open by year end and many new casinos are planned. New state legislation was passed in October 2005 legalizing land- based casinos in the state for the first time. As of April 2006, 20 casinos are operating in the State of Mississippi with approximately 627 gaming tables and 97 poker tables generating over the four months ended revenues as of April 30, 2006 of approximately $840 million.

VendingData(TM)'s Deck Checker continues to gain traction

During June 2006, VendingData(TM) received and installed an order for nine Deck Checkers(TM) units from Sands Macao Casino in Macau, China as well as an order from one of the company's international distributors, TCSJohn Huxley, for ten Deck Checkers(TM) to be installed in the Kangwon Land Casino in Kangwon Province, Korea and the Seven Luck Casino in Seoul, representing VendingData(TM)'s first sale into Korea, the second largest gambling market in Asia.

VendingData(TM) closed on $18 million private placement

On May 3, 2006, VendingData(TM) announced that it completed a financing totaling $18 million with Bricoleur Capital Management, of which $13 million was raised through an 8% senior debt placement and $5 million through an equity put agreement to be exercised at VendingData(TM)'s discretion. The senior debt placement includes detachable warrants to purchase 3.2 million shares at $2.50 per share, some of which are recallable based on early retirement of $6 million of the debt portion of the transaction. Concurrent with closing of this financing, VendingData(TM) retired its $12 million 10% Senior Notes and the $5 million 9% line of credit. As part of the 12% Senior Note retirement, approximately $5.4 million was converted to equity as per the convertibility provisions of the notes.

CONFERENCE CALL
Conference Call Details:
Date/Time:	Tuesday, August 15, 2006 -- 4:30 p.m. (ET)
Telephone Number:	800-599-9829
International Dial-In Number:	617-847-8703
Participant Pass code:	87607451
Internet Access:	www.vendingdata.com or www.earnings.com
It is recommended that participants phone-in at least 10 minutes before the call is scheduled to begin. A replay of the conference call in its entirety will be available approximately one hour after its completion for 30 days by dialing 888-286-8010 (U.S.), 617-801-6888 (International) and entering the pass code 60421655, and on the Internet at www.earnings.com.

About VendingData(TM) Corporation

VendingData(TM) Corporation is a Las Vegas-based developer, manufacturer and distributor of innovative products for the gaming industry. The company's products include the Deck Checker(TM), PokerOne(TM) and RandomPlus(TM) shuffler lines. VendingData(TM)'s newest innovative products include the ChipWasher(TM) and high-frequency RFID Casino Chips. The company's customers include mega-gaming corporations such as Caesars Entertainment, MGM Mirage, Station Casinos, and Boyd Gaming as well as major casinos such as The Venetian, Foxwoods Resort Casino and the world's largest poker room, Commerce Casino. International customers include casinos in Korea, Macau, Malaysia, Peru, and United Kingdom. Visit the VendingData(TM) Web site at http://www.vendingdata.com.

This release contains forward-looking statements. Such statements reflect and are subject to risks and uncertainties that could cause actual results to differ materially from expectations. Factors that could cause actual results to differ materially from expectations include, but are not limited to, changes in the level of consumer or commercial acceptance of the Company's existing products and new products as introduced, including the recently introduced RFID casino chip and the soon to be introduced ChipWasher(TM); our ability to successfully manage and integrate the recently acquired business operations of Dolphin Advanced Technologies Pty Ltd.; our ability to access additional working capital as and when needed; acceleration and/or deceleration of various product development and roll out schedules; higher than expected manufacturing, service, selling, administrative, product development and/or roll out costs; current and future litigation; regulatory and jurisdictional issues involving VendingData(TM) Corporation or its products specifically, and for the gaming industry in general; general and casino industry economic conditions; and the financial health of the Company's casino and distributor customers both nationally and internationally. For a discussion of these and other factors, which may cause actual events or results to differ from those projected, please refer to the Company's most recent annual report on Form 10-KSB and quarterly reports on Form 10-QSB, as well as other subsequent filings with the Securities and Exchange Commission. The Company cautions readers not to place undue reliance on any forward- looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

VENDINGDATA CORPORATION
STATEMENTS OF OPERATIONS
(UNAUDITED)

	Three Months Ended June 30,		Six Months Ended June 30,
	2006	2005	2006	2005
Revenues:
Sales	$1,555,833	$1,083,609	$2,400,609	$1,522,844
Rental	80,185	135,439	191,249	256,779
Other	102,971	31,092	148,036	60,439
	1,738,989	1,250,140	2,739,894	1,840,062
Sales returns and allowances	(52,174)	(290,838)	(340,578)	(290,838)
	1,686,815	959,302	2,399,316	1,549,224
Operating costs and expenses:
Cost of sales	1,220,227	775,996	1,935,030	1,204,016
Selling, general and administrative	1,796,531	2,488,907	3,975,482	4,867,893
Research and development	590,098	287,680	812,237	477,689
	3,606,856	3,552,583	6,722,749	6,549,598
Loss from operations	(1,920,041)	(2,593,281)	(4,323,433)	(5,000,374)

Interest expense, unrelated parties	505,137	491,985	856,644	808,807
Interest expense, related parties		15,063		15,063
	505,137	507,048	856,644	823,870

Net loss	$(2,425,178)	$(3,100,329)	$(5,180,077)	$(5,824,244)

Basic loss per share	$(0.11)	$(0.18)	$(0.26)	$(0.34)

Weighted average shares outstanding	22,051,398	16,787,756	19,788,084	17,096,510

VENDINGDATA CORPORATION
BALANCE SHEETS

	June 30, 2006	December 31, 2005
ASSETS	(unaudited)
Current assets:
Cash and cash equivalents	$403,259	$935,243
Current portion of accounts receivable, trade, net of allowance for uncollectibles of $284,875 and $276,420	1,916,989	1,550,559
Inventories	3,105,165	3,045,334
Prepaid expenses and other	42,581	117,655
	5,467,994	5,648,791

Equipment rented to customers, net of accumulated depreciation of $89,176 and $228,032	145,760	146,527
Property and equipment, net of accumulated depreciation of $365,367 and $2,408,234	402,042	585,431
Intangible assets, at cost, net of accumulated amortization of $407,687 and $836,281	4,996,627	1,862,268
Accounts receivable, trade, net of current portion, less unamortized discount	445,425	600,430
Deferred expenses	707,480	748,171
Deposits	4,190,450	759,653
	$16,355,778	$10,351,271

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of leases payable	$391,484	$471,269
Accounts payable	1,721,314	1,836,234
Accrued expenses	399,145	794,203
Deferred revenues, current portion	10,322	52,248
Short-term debt	4,000,000	4,050,000
Customer deposits	185,404	81,858
	6,707,669	7,285,812

Long -term obligations
Deferred revenues, net of current portion	169,950	161,335
Notes payable	11,500,000	11,654,500
Leases payable, net of current portion	508,162	421,975
Total Liabilities	18,885,781	19,523,622
Stockholders' equity:
Preferred stock, $.001 par value, 10,000,000 shares authorized, no shares issued or outstanding	—	—
Common stock, $.001 par value, 50,000,000 shares authorized, 23,648,264 and 18,141,950 shares issued	23,648	18,142
Treasury stock 448,053 common shares	(846,820)	(846,820)
Deferred officers’ compensation	(3,025,243)	(3,419,088)
Additional paid in capital	78,186,267	66,763,192
Deficit	(76,867,855)	(71,687,777)
	(2,530,003)	(9,172,351)
Total liabilities and stockholders’ equity	$16,355,778	$10,351,271

Contact:
Arnaldo Galassi
Chief Financial Officer
VendingData(TM) Corporation
702-733-7195
 agalassi@vendingdata.com

or

Yvonne L. Zappulla
Managing Director
Wall Street Investor Relations Corp.
212-681-4108
 Yvonne@WallStreetIR.com

__________________________
Source: VendingData(TM) Corporation